Exhibit 99.1
Earnings Release

CubeSmart Reports Fourth Quarter and Annual 2024 Results

MALVERN, PA -- (Globe Newswire) – February 27, 2025 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and twelve months ended December 31, 2024.

“Operating trends in the quarter were in line with our expectations given the volatile self-storage environment,” commented President and Chief Executive Officer Christopher P. Marr. “Looking forward to 2025, we are optimistic that we have reached an inflection point in the trend of decelerating growth rates, although we remain cautious given the macro uncertainty. Our expectation is that self-storage fundamentals in 2025 will be consistent with the last two years as there is no obvious catalyst for a sharp acceleration. Self-storage remains a great business long-term, and we are well-positioned to create value through the continued evolution of our operating platform, our creative avenues for external growth, and our strong liquidity position.”

Key Highlights for the Fourth Quarter

●	Reported diluted earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.45.
●	Reported funds from operations (“FFO”), as adjusted, per diluted share of $0.68.
●	Same-store (598 stores) net operating income (“NOI”) decreased 3.7% year over year, resulting from a 1.6% decrease in revenues and a 4.7% increase in operating expenses.
●	Same-store occupancy averaged 89.6% during the quarter, ending at 89.3%.
●	Closed on the acquisition of an 85% interest in consolidated joint ventures that collectively own 14 stores for $157.3 million.
●	Closed on the acquisition of two stores totaling $22.0 million.
●	Increased the quarterly dividend 2.0% to an annualized rate of $2.08 per common share from the previous annualized rate of $2.04 per common share.
●	Added 29 stores to our third-party management platform, bringing our total third-party managed store count to 902.

Financial Results

Net income attributable to the Company’s common shareholders was $101.9 million for the fourth quarter of 2024, compared with $112.7 million for the fourth quarter of 2023. Diluted EPS attributable to the Company’s common shareholders decreased to $0.45 for the fourth quarter of 2024, compared with $0.50 for the same period last year.

Net income attributable to the Company’s common shareholders for the year ended December 31, 2024 was $391.2 million, compared with $410.8 million for the year ended December 31, 2023. Diluted EPS attributable to the Company’s common shareholders decreased to $1.72 for the year ended December 31, 2024, compared with $1.82 for the prior year.

FFO, as adjusted was $155.4 million for the fourth quarter of 2024 compared with $158.4 million for the fourth quarter of 2023. FFO, as adjusted, per diluted share decreased 2.9% to $0.68 for the fourth quarter of 2024, compared with $0.70 for the same period last year.

FFO, as adjusted was $600.8 million for the year ended December 31, 2024 compared with $609.4 million for the year ended December 31, 2023. FFO, as adjusted, per diluted share decreased 1.9% to $2.63 for the year ended December 31, 2024 compared with $2.68 for the year ended December 31, 2023.

FOURTH QUARTER 2024	PAGE 1

Earnings Release

Investment Activity

Acquisition Activity

During the quarter ended December 31, 2024, the Company acquired an 85% ownership interest in seven consolidated joint ventures that collectively own 14 stores (the “Hines Portfolio”) for a purchase price of approximately $157.3 million. The Hines Portfolio is located in Texas and is encumbered by approximately $115.4 million in fixed-rate secured debt as of December 31, 2024.

During the quarter, the Company also acquired two stores in Oregon (1) and Pennsylvania (1) for an aggregate purchase price of approximately $22.0 million. For the full year, the Company acquired four stores plus the ownership interest in the Hines Portfolio for a combined total investment of approximately $199.4 million.

Subsequent to December 31, 2024, the Company acquired the remaining 80% interest in HVP IV, an unconsolidated real estate venture in which we previously owned a 20% noncontrolling interest, for $452.8 million. As of the date of acquisition, HVP IV owned 28 stores in Arizona (2), Connecticut (3), Florida (4), Georgia (2), Illinois (5), Maryland (2), Minnesota (1), Pennsylvania (1) and Texas (8).

Development Activity

The Company has agreements with developers for the construction of self-storage properties in high-barrier-to-entry locations. During the year ended December 31, 2024, the Company opened for operation two development properties, one located in New Jersey and one located in New York, for a total cost of $61.8 million.

As of December 31, 2024, the Company had two joint venture development properties under construction. The Company anticipates investing a total of $36.9 million related to these projects and had invested $12.7 million of that total as of December 31, 2024. Both stores are located in New York and are expected to open during the third quarter of 2025.

Third-Party Management

As of December 31, 2024, the Company’s third-party management platform included 902 stores totaling 59.1 million rentable square feet. During the three and twelve months ended December 31, 2024, the Company added 29 stores and 160 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio as of December 31, 2024 included 598 stores containing 43.0 million rentable square feet, or approximately 93.9% of the aggregate rentable square feet of the Company’s 631 consolidated stores. These same-store properties represented approximately 96.9% of the Company’s property NOI for the three months ended December 31, 2024.

Same-store physical occupancy as of December 31, 2024 and 2023 was 89.3% and 90.3%, respectively. Same-store total revenues for the fourth quarter of 2024 decreased 1.6% and same-store operating expenses increased 4.7% compared to the same quarter in 2023. Same-store NOI decreased 3.7% from the fourth quarter of 2023 to the fourth quarter of 2024.

FOURTH QUARTER 2024	PAGE 2

Earnings Release

Operating Results

As of December 31, 2024, the Company’s total consolidated portfolio included 631 stores containing 45.8 million rentable square feet and had physical occupancy of 88.8%.

Total revenues increased $2.6 million and property operating expenses increased $4.5 million in the fourth quarter of 2024, as compared to the same period in 2023. Increases in revenues were primarily attributable to increases in property management fees and other fee revenue, increases in customer storage protection plan participation at our owned and managed stores, and revenues generated from property acquisitions and recently opened development properties. Increases in property operating expenses were primarily attributable to increases in property taxes within the same-store portfolio and increased expenses generated from property acquisitions and recently opened development properties.

Interest expense decreased from $22.6 million during the three months ended December 31, 2023 to $22.4 million during the three months ended December 31, 2024, a decrease of $0.2 million. The decrease was attributable to a decrease in the average outstanding debt balance and lower interest rates during the 2024 period compared to the 2023 period. The average outstanding debt balance decreased from $2.97 billion during the three months ended December 31, 2023 to $2.92 billion during the three months ended December 31, 2024. The weighted average effective interest rate on our outstanding debt decreased from 3.00% during the three months ended December 31, 2023 to 2.97% for the three months ended December 31, 2024.

Financing Activity

During the three months ended December 31, 2024, the Company sold 1.7 million common shares of beneficial interest through its at-the-market (“ATM”) equity program at an average sales price of $50.21 per share, resulting in net proceeds of $85.6 million, after deducting offering costs. For the full year, the Company sold 2.3 million common shares of beneficial interest through its ATM equity program at an average sales price of $51.25 per share, resulting in net proceeds of $118.3 million, after deducting offering costs. As of December 31, 2024, the Company had 3.5 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On December 13, 2024, the Company declared a quarterly dividend of $0.52 per common share, a 2.0% increase compared to the Company’s previously declared quarterly dividend of $0.51 per common share. The dividend was paid on January 16, 2025 to common shareholders of record on January 2, 2025.

2025 Financial Outlook

“Over the last few months, we executed on a pair of attractive investment opportunities to creatively grow the portfolio and create long-term value. In February, we closed on the buyout of our partner’s interest in the HVP IV joint venture, which consisted of 28 high-quality, purpose-built stores in top markets. The venture achieved the strategic objectives of both parties, and this exit allowed us to monetize our promote to acquire the assets at an attractive valuation,” commented Chief Financial Officer Tim Martin. “In the fourth quarter, we also closed on an investment into a joint venture where we were able to acquire a majority interest in a portfolio of 14 complementary, high-quality stores in the Dallas market.”

FOURTH QUARTER 2024	PAGE 3

Earnings Release

The Company estimates that its fully diluted earnings per share for 2025 will be between $1.40 and $1.49, and that its fully diluted FFO per share, as adjusted, for 2025 will be between $2.50 and $2.59. Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance. For 2025, the same-store pool consists of 606 properties totaling 43.8 million rentable square feet.

2025 Full Year Guidance Range Summary	Current Ranges for Annual Assumptions				
Same-store revenue growth		(2.00%)	to		0.00%
Same-store expense growth		3.25%	to		4.75%
Same-store NOI growth		(4.25%)	to		(1.75%)
2025 Acquisition Activity to Date [(1)]			$452.8M		
Dilution from properties in lease-up	$	(0.01)	to	$	(0.02)
Property management fee income	$	42.0M	to	$	44.0M
General and administrative expenses	$	61.5M	to	$	63.5M
Interest and loan amortization expense	$	118.0M	to	$	124.0M
Full year weighted average shares and units			230.5M		
Diluted earnings per share attributable to common shareholders	$	1.40	to	$	1.49
Plus: real estate depreciation and amortization		1.10			1.10
FFO, as adjusted, per diluted share	**$**	**2.50**	**to**	**$**	**2.59**

1st Quarter 2025 Guidance	Range				
Diluted earnings per share attributable to common shareholders	$	0.35	to	$	0.37
Plus: real estate depreciation and amortization		0.26			0.26
FFO, as adjusted, per diluted share	**$**	**0.61**	**to**	**$**	**0.63**

(1)	Includes acquisitions closed and under contract as of February 27, 2025.

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, February 28, 2025 to discuss financial results for the three and twelve months ended December 31, 2024.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at investors.cubesmart.com. Telephone participants may join on the day of the call by dialing 1 (800) 715-9871 using conference ID number 4783436.

After the live webcast, the webcast will be available on CubeSmart’s website. In addition, a telephonic replay of the call will be available through March 14, 2025 by dialing 1 (800) 770-2030 using conference ID number 4783436.

FOURTH QUARTER 2024	PAGE 4

Earnings Release

Supplemental operating and financial data as of December 31, 2024 is available in the investor relations section of the Company’s corporate website.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and, in most locations, climate-controlled storage space for residential and commercial customers. According to the 2024 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its consolidated financial statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loss on early extinguishment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): equity in earnings of real estate ventures, gains from sales of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is a measure of performance that is not calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

FOURTH QUARTER 2024	PAGE 5

Earnings Release

The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

These risks include, but are not limited to, the following:

●	adverse changes in economic conditions in the real estate industry and in the markets in which we own and operate self-storage properties;
●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;
●	the failure to execute our business plan;
●	adverse consumer impacts and declines in general economic conditions from inflation, rising interest rates and wage stagnation including the impact on the demand for self-storage, rental rates and fees and rent collection levels;
●	reduced availability and increased costs of external sources of capital;
●	financing risks, including rising interest rates, the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future debt;

FOURTH QUARTER 2024	PAGE 6

Earnings Release

●	counterparty non-performance related to the use of derivative financial instruments;
●	risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;
●	the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;
●	increases in taxes, fees and assessments from state and local jurisdictions;
●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;
●	reductions in asset valuations and related impairment charges;
●	negative publicity relating to our business or industry, which could adversely affect our reputation;
●	increases in operating costs, including, without limitation, insurance, utility and other general expenses, which could adversely affect our financial results;
●	cybersecurity breaches, cyber or ransomware attacks or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships or result in fraudulent payments;
●	risks associated with generative artificial intelligence tools and large language models and the conclusions that these tools and models may draw about our business and prospects in connection with the dissemination of negative opinions, characterizations or disinformation;
●	changes in real estate, zoning, use and occupancy laws or regulations;
●	risks related to or consequences of earthquakes, hurricanes, windstorms, floods, wildfires, other natural disasters or acts of violence, pandemics, active shooters, terrorism, insurrection or war that impact the markets in which we operate;
●	potential environmental and other material liabilities;
●	governmental, administrative and executive orders, regulations and laws, which could adversely impact our business operations and customer and employee relationships;
●	uninsured or uninsurable losses and the ability to obtain insurance coverage, indemnity or recovery from insurance against risks and losses;
●	changes in the availability of and the cost of labor;
●	other factors affecting the real estate industry generally or the self-storage industry in particular; and
●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Josh Schutzer

Vice President, Finance

(610) 535-5700

FOURTH QUARTER 2024	PAGE 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2024	2023

ASSETS
Storage properties	$7,628,774	$7,367,613
Less: Accumulated depreciation	(1,590,588)	(1,416,377)
Storage properties, net (includes VIE amounts of $363,315 and $180,615, respectively)	6,038,186	5,951,236
Cash and cash equivalents (includes VIE amounts of $2,907 and $3,002, respectively)	71,560	6,526
Restricted cash (includes VIE amounts of $4,439 and $0, respectively)	6,103	1,691
Loan procurement costs, net of amortization	2,731	3,995
Investment in real estate ventures, at equity	91,973	98,288
Other assets, net	183,628	163,284
Total assets	$6,394,181	$6,225,020

LIABILITIES AND EQUITY
Unsecured senior notes, net	$2,780,631	$2,776,490
Revolving credit facility	—	18,100
Mortgage loans and notes payable, net (includes VIE amounts of $111,728 and $0, respectively)	205,915	128,186
Lease liabilities - finance leases	65,668	65,714
Accounts payable, accrued expenses and other liabilities	229,581	201,419
Distributions payable	119,600	115,820
Deferred revenue	38,918	38,483
Total liabilities	3,440,313	3,344,212

Noncontrolling interests in the Operating Partnership	51,193	60,276

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 227,764,975 and 224,921,053 shares issued and outstanding at December 31, 2024 and 2023, respectively	2,278	2,249
Additional paid-in capital	4,285,570	4,142,229
Accumulated other comprehensive loss	(330)	(411)
Accumulated deficit	(1,415,662)	(1,345,239)
Total CubeSmart shareholders’ equity	2,871,856	2,798,828
Noncontrolling interests in subsidiaries	30,819	21,704
Total equity	2,902,675	2,820,532
Total liabilities and equity	$6,394,181	$6,225,020

FOURTH QUARTER 2024	PAGE 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the year ended December 31,
	2024	2023	2022

REVENUES
Rental income	$911,161	$911,999	$879,289
Other property related income	113,646	101,793	96,166
Property management fee income	41,424	36,542	34,169
Total revenues	1,066,231	1,050,334	1,009,624
OPERATING EXPENSES
Property operating expenses	317,750	294,780	293,260
Depreciation and amortization	205,703	201,238	310,610
General and administrative	59,663	57,041	54,623
Total operating expenses	583,116	553,059	658,493
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(90,820)	(93,065)	(93,284)
Loan procurement amortization expense	(4,067)	(4,141)	(3,897)
Equity in earnings of real estate ventures	2,499	6,085	48,877
Other	1,158	6,281	(10,355)
Total other expense	(91,230)	(84,840)	(58,659)

NET INCOME	391,885	412,435	292,472
Net income attributable to noncontrolling interests in the Operating Partnership	(2,159)	(2,535)	(1,931)
Net loss attributable to noncontrolling interests in subsidiaries	1,454	857	722
NET INCOME ATTRIBUTABLE TO THE COMPANY	$391,180	$410,757	$291,263

Basic earnings per share attributable to common shareholders	$1.73	$1.82	$1.29
Diluted earnings per share attributable to common shareholders	$1.72	$1.82	$1.29

Weighted average basic shares outstanding	226,353	225,424	224,928
Weighted average diluted shares outstanding	227,150	226,241	225,881

FOURTH QUARTER 2024	PAGE 9

Same-Store Results (598 stores)

(in thousands, except percentages and per square foot data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2024	2023	Change	2024	2023	Change

REVENUES
Rental income	$220,721	$225,669	(2.2)%	$886,464	$894,926	(0.9)%
Other property related income	10,687	9,491	12.6%	42,614	38,988	9.3%
Total revenues	231,408	235,160	(1.6)%	929,078	933,914	(0.5)%

OPERATING EXPENSES
Property taxes (1)	24,459	20,822	17.5%	101,330	95,894	5.7%
Personnel expense	13,238	13,390	(1.1)%	54,804	53,534	2.4%
Advertising	3,666	4,405	(16.8)%	21,403	20,508	4.4%
Repair and maintenance	2,837	2,899	(2.1)%	11,242	10,642	5.6%
Utilities	5,276	5,275	0.0%	22,889	22,711	0.8%
Property insurance	3,278	3,124	4.9%	12,968	11,051	17.3%
Other expenses	9,060	9,103	(0.5)%	37,446	35,690	4.9%

Total operating expenses	61,814	59,018	4.7%	262,082	250,030	4.8%

Net operating income (2)	$169,594	$176,142	(3.7)%	$666,996	$683,884	(2.5)%

Gross margin	73.3%	74.9%		71.8%	73.2%

Period end occupancy	89.3%	90.3%		89.3%	90.3%

Period average occupancy	89.6%	90.8%		90.6%	91.7%

Total rentable square feet	43,029			43,029

Realized annual rent per occupied square foot (3)	$22.89	$23.14	(1.1)%	$22.75	$22.69	0.3%

Reconciliation of Same-Store Net Operating Income to Net Income

Same-store net operating income (2)	$169,594	$176,142		$666,996	$683,884
Non same-store net operating income (2)	5,399	3,428		17,265	11,549
Indirect property overhead (4)	16,985	14,269		64,220	60,121
Depreciation and amortization	(52,741)	(50,566)		(205,703)	(201,238)
General and administrative expense	(15,151)	(13,982)		(59,663)	(57,041)
Interest expense on loans	(22,384)	(22,626)		(90,820)	(93,065)
Loan procurement amortization expense	(1,036)	(1,030)		(4,067)	(4,141)
Equity in earnings of real estate ventures	811	1,603		2,499	6,085
Other	414	5,899		1,158	6,281

Net income	$101,891	$113,137		$391,885	$412,435

(1)	For comparability purposes, certain amounts related to the expiration of certain real estate tax abatements have been excluded from the same-store portfolio results ($178k and $749k for the three months and year ended December 31, 2024, respectively).
(2)	Net operating income (“NOI”) is a non-GAAP (“generally accepted accounting principles”) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(3)	Realized annual rent per occupied square foot is calculated by dividing annualized rental income by the weighted average occupied square feet for the period.
(4)	Includes property management fee income earned in conjunction with managed properties.

FOURTH QUARTER 2024	PAGE 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentages and per share and unit data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Net income attributable to the Company's common shareholders	$101,892	$112,667	$391,180	$410,757

Add (deduct):
Real estate depreciation and amortization:
Real property	50,926	48,627	199,250	194,845
Company's share of unconsolidated real estate ventures	2,007	2,093	8,170	8,446
Gains from sales of real estate, net (1)	—	—	—	(1,477)
Net income attributable to noncontrolling interests in the Operating Partnership	543	665	2,159	2,535

FFO attributable to the Company's common shareholders and third-party OP unitholders	$155,368	$164,052	$600,759	$615,106

Deduct:
Gain on involuntary conversion (2)	-	(4,827)	-	(4,827)
Property damage related to hurricane, net of expected insurance proceeds	-	(844)	-	(844)

FFO, as adjusted, attributable to the Company's common shareholders and third-party OP unitholders	$155,368	$158,381	$600,759	$609,435

Earnings per share attributable to common shareholders - basic	$0.45	$0.50	$1.73	$1.82
Earnings per share attributable to common shareholders - diluted	$0.45	$0.50	$1.72	$1.82
FFO per diluted share and unit	$0.68	$0.72	$2.63	$2.70
FFO, as adjusted per diluted share and unit	$0.68	$0.70	$2.63	$2.68

Weighted average basic shares outstanding	227,581	225,546	226,353	225,424
Weighted average diluted shares outstanding	228,440	226,242	227,150	226,241
Weighted average diluted shares and units outstanding	229,656	227,571	228,400	227,634

Dividend per common share and unit	$0.52	$0.51	$2.05	$1.98
Payout ratio of FFO, as adjusted	76.5%	72.9%	77.9%	73.9%

(1)	For the year ended December 31, 2023, $1.7 million represents distributions made to the Company in excess of its investment in 191 IV CUBE Southeast LLC ("HVPSE"). This amount is included in the Company’s share of equity in earnings of real estate ventures within our consolidated statements of operations. In addition, the year ended December 31, 2023 includes a $0.2 million loss related to the sale of the California Yacht Club, which was acquired in 2021 as part of the Company's acquisition of LAACO, Ltd. This amount is included in the component of other (expense) income designated as Other within our consolidated statements of operations.

(2)	Relates to a store that was subject to an involuntary conversion by the Department of Transportation of the State of Illinois on December 19, 2023. This amount is included in the component of other (expense) income designated as Other within our consolidated statements of operations.

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